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          [LETTERHEAD OF MFS COMMUNICATIONS COMPANY, INC.]



                                                     August 12, 1996



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC 20549

         Re:      MFS Communications Company, Inc. ("MFS")
                Registration of 6,500,000 Shares of Common Stock

Gentlemen:

         I am the Associate General Counsel of MFS and have in such capacity represented MFS in connection with the preparation and filing of a registration statement on Form S-8 (the "Registration Statement") relating to 6,500,000 shares of common stock of MFS, par value $.01 per share (the "Shares"), issuable pursuant to the MFS Communications Company, Inc./UUNET Technologies, Inc. 1995 Performance Option Plan; the MFS Communications Company, Inc./UUNET Technologies, Inc. Incentive Stock Option Plan; the MFS Communications Company, Inc./UUNET Technologies, Inc. Equity Incentive Plan; and the Individual Stock Option Agreement (collectively, the "Stock Plans"). I am familiar with MFS' Certificate of Incorporation and By-Laws, and all amendments thereto, all resolutions adopted by MFS' Board of Directors and all other records and documents relating to both the issuance of the Shares and the adoption of the Stock Plan by MFS.

         Based on the foregoing, I am of the opinion that: (i) MFS has duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, and (ii) the Shares, when duly issued in accordance with the terms of the Stock Plans, will be duly authorized and validly issued and will be fully paid and nonassessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,


                                 /s/ Brian P. McGinty